                                                                Exhibit 28.9

Section 1.     Introduction

     1.1  Establishment.  H.D. Vest, Inc., a Texas Corporation, established the
          -------------
Deferred Compensation Plan (the "Plan") for the Representatives of the Company in March 1995. The Plan provides (i) the opportunity for Participants to defer part or all of their Cash Compensation through an effective tax mechanism and
(ii) the opportunity to receive an additional deferred Company Matching contribution.

     1.2  Purpose.  The purpose of the Plan is to provide the Company's
          -------
Representatives with the opportunity both to defer the receipt of compensation on a pre-tax basis and to receive additional income in the form of the Company Matching Contribution.

     1.3  Effective Date.  This Plan shall be effective upon the Effective Date
          --------------
as defined below.


Section 2.     Definitions and Construction

     2.1  Definitions.  The following capitalized words and phrases when used in
          -----------
the Plan shall have the meanings set forth below:

     A. "Account" means an account established for a Participant which contains the Participant's Cash Equivalents and the Company's Matching Contribution and which will be carried by the Company as a general unsecured obligation senior in rank to Vest's stock listed on NASDAQ/NMS.

     B. "Administrative Committee" means the committee appointed by the Board and serving pursuant to Section 7.

     C. "Annual Election Period" means a period from November 1 to December 31 subject to the provisions of Section 3.2.




     D.   "Board" means the Board of Directors of Vest.

     E. "Cash" means money in the form of United States Currency or some reasonable equivalent thereof.

     F. "Cash Equivalent" means a hypothetical Cash amount allocated to the Participant's Account.

     G.   "Company" means H. D. Vest, Inc., and its subsidiaries.

     H. "Company Matching Contribution" means an amount which the Company credits as a Cash Equivalent to a Participant's Account pursuant to the Plan.

     I. "Compensation" means cash remuneration, including but not limited to gross commissions, advisory or other fees or any other type of remuneration, earned by and while a Representative of the Company.

     J. "Compensation Date" means the dates on which Net Compensation is paid to Representatives, which currently occurs, twice a month, on the fifth business day following the first and fifteenth of each month, or such other dates the Company establishes to pay Net Compensation to Representatives.

     K. "Deferral Amount" means the amount of Net Compensation for each Deferral Period which a Participant elects to defer under the Plan.

     L. "Deferral Period" means the period of time constituting a moving number of aggregate and consecutive calendar months for which a Participant elects under the Plan to delay receipt of any Deferral Amount. Each Deferral Period begins on the first Compensation Date that Compensation is deferred following a Participant's Enrollment and ends on the last day of the next consecutively following 36th, 60th, 84th, or 120th calendar month, depending on the number of months established pursuant to Section 3.2, or 5.1.

     M. "Disability" means a determination by the Administrative Committee that a Participant is unable because of illness, injury, accident or other reason to perform substantially all of the acts which a Representative normally performs and that such inability is likely to continue for at least five consecutive months.

     N. "Distribution Period" means the thirty-six (36), sixty (60), eighty-four (84), or one hundred twenty (120) consecutive calendar months immediately following the end of a Deferral Period. The duration of a Distribution Period shall be the same number of consecutive calendar months as the Deferral Period which it immediately follows.

     O. "Effective Date" means the first date in which a Registration Statement filed with the Securities and Exchange Commission ("SEC") becomes effective, any required state Registration Statement becomes effective, and the Company's Board has approved the Plan.

     P. "Enrollment" means a Representative becomes enrolled as a Participant in the Plan under Section 3.2.

     Q. "Enrollment Period" means the period of time commencing on the Effective Date and concluding on the earliest of (i) the expiration of 16 months, (ii) the conclusion of the securities offering comprising the Plan, and (iii) the Effective Date of any amendment to the securities offering comprising the Plan, or such other date determined by the Administrative Committee or Board.

     R. "Gross Compensation" means the total amount of a Participant's Compensation, including advisory service fees, but excluding compensation earned on the sales of certain insurance products through H.D. Vest Insurance Services, unreduced by any amount.



     S. "Net Compensation" means Gross Compensation earned by and while a Representative of the Company multiplied by the Participant's payout rate (as defined in the applicable current H.D. Vest payout schedule) and less any fees, expenses, or other amounts which reduce Gross Compensation.

     T. "Participant" means a Representative of the Company who elects to participate in the Plan pursuant to Section 3.2, who satisfies all requirements established by the Administrative Committee and who designates a Deferral Amount and a Deferral Period pursuant to the Plan. Participant does not include employees or officers of the Company.

     U. "Representative" means an independent contractor associated with the Company and licensed to sell securities through H.D. Vest Investment Securities, Inc. The Company shall promptly inform the Administrative Committee if any individual ceases to be a Representative. Representative does not include any employee or officer of the Company.

     V.   "Vest" means H.D. Vest, Inc., a Texas Corporation.

     2.2  Construction.  Whenever any word is used herein in the singular form,
          ------------
it shall be construed as though it were also used in the plural form in all cases where it would so apply. Headings of articles and sections are inserted for convenience and reference, and they constitute no part of the Plan. Except where otherwise indicated by the context, any masculine terminology herein shall include the feminine and neuter. When the Plan requires or permits an act to occur on a day and that day falls on a Saturday, Sunday, or Vest holiday, the day for the act shall be the next business day.

Section 3.     Eligibility and Participation

     3.1  General.  All Participants may defer from a minimum of one percent
          -------
(1%) to a maximum of one hundred percent (100%) of their Net Compensation and may elect to defer Net Compensation for one of four Deferral Periods. The Deferral Amount shall not exceed the Participant's Net Compensation.

     3.2  Enrollment:  All representatives shall have the opportunity to enroll
          ----------
in the Plan during the Enrollment Period or Annual Election Period pursuant to procedures established by the Administrative Committee. Participants shall, at that time, choose the Deferral Amount of their future Net Compensation earned after the Enrollment Period or Annual Election Period and elect a Deferral Period from the four Deferral Period Options. All such Deferral Amounts shall be allocated to each Participant's Account as a Cash Equivalent. An Election of the Deferral Amount and Deferral Period during the Enrollment Period shall begin on the first Compensation Date that occurs following (30) days subsequent to the Participant's Enrollment during the Enrollment Period. An election of the Deferral Amount and Deferral Period during the Annual Election Period shall begin on the first Compensation Date that occurs with respect to Net Compensation earned after the end of the Annual Election Period. Following a Participant's Enrollment or election during the Annual Election Period, any modification of any Deferral Amount or Deferral Period is governed by Section 4 and 5.


Section 4.     Aspects of Deferral

     4.1  Electing Deferral Amount.  A Participant may elect a Deferral Amount
          ------------------------
and Deferral Period during the Enrollment Period and each Annual Election Period by complying with the Plan and all Administrative Committee requirements (including giving timely written notice and properly completing all forms required by the Administrative Committee). A Participant must specify the Deferral Amount as a specific percentage, or dollar amount, of his total Net Compensation earned during a Deferral Period. The Deferral Amount shall not exceed the Participant's Net Compensation. Anyone who is no longer a Representative shall no longer be entitled to elect any Deferral Amounts and Deferral Amounts shall immediately stop.

     4.2  Accounts.  When a Participant has appropriately selected a Deferral
          --------
Amount, the Administrative Committee shall establish or continue an Account on the Company's books in the Participant's name. The Participant's Account is a Cash Equivalent account.

     4.3  Participant's Rights.  Neither the Administrative Committee nor the
          --------------------
Company shall be required to reserve or otherwise set aside funds for the payment of any Cash Equivalents or other amounts credited to any Account. All Accounts are unfunded accounts established under the Plan in the Participant's name. Moreover, until a Participant actually receives a distribution of Cash from his Account, the Participant maintains a position as a general creditor of the Company as regards any Cash Equivalent or other amount credited to or to be distributed from the Participant's Account and as regards any and all rights of the Participant under the Plan. In addition, the Company shall not be required to actually fund any Cash Equivalents or credit Cash to any Account until the time for payment thereof during the Distribution Period. As general unsecured obligations, Participant's account will be senior in rank to the Company's Common Stock listed on NASDAQ/NMS. The Company has received an opinion letter from Arthur Andersen LLP as to the federal income tax consequences to Representatives of the Company who become Participants in the Plan. Each Participant may request a copy of the opinion letter.

     4.4  Time for Electing Deferral.  Except as otherwise permitted in Section
          --------------------------
3.2or 4.5, during each Annual Election Period, a Participant shall select the
(i) Deferral Amount and (ii) Deferral Period. Except as provided in Section 4.5, only one Deferral Amount can be selected for one Deferral Period during any Enrollment Period or Annual Election Period. Any election so made shall remain in effect until the next Annual Election Period and shall immediately cease if the Participant is no longer a Representative.

     4.5  Prospectively Increasing Deferral Amount.  An election to increase the
          ----------------------------------------
Deferral Amount may be made during the Enrollment Period and must be in writing pursuant to procedures established by the Administrative Committee. Any election to increase prospectively the Deferral Amount shall begin on the first Compensation Date that occurs following 30 days subsequent to the Company's receipt of the written request to increase the Deferral Amount in accordance with procedures established by the Administrative Committee. Unless the Participant prospectively increases the Deferral Amount under this Section 4.5, such an election shall remain in effect until the next Annual Election Period,the Participant ceases to be a Representative or the Plan is terminated. Any such increase in the Deferral Amount elected shall be deferred for the same Deferral Period which applies to the other Deferral Amount selected during the most recent preceding Initial Enrollment Period or Annual Election Period during which the Participant elected a Deferral Amount.

     4.6 Prospectively Decreasing Deferral Amount. A Participant may elect to decrease future Deferral Amounts during an Annual Election Period only. Any such decrease in the Deferral Amount shall become effective on the first Compensation Date with respect to Net Compensation earned subsequent to the end of the Annual Election Period.

     4.7 Changing Deferral Periods. A participant may elect to change the Deferral Period for prospective Deferral Amounts during the Annual Election Period only in accordance with procedures established by the Administrative Committee.

     4.8  Irrevocable Selections.  Once the Participant has selected a Deferral
          ----------------------
Amount and a Deferral Period, he may not change that Deferral Period and he may only change the Deferral Amount for the Deferral Period pursuant to Section 4.5 or 4.6.


Section 5.     Deferral Periods and Company Matching Contributions

     5.1  Deferral Periods.  Except as otherwise permitted in Sections 3.2,
          ----------------
during the Enrollment Period, Participants shall select one of four Deferral
Periods:

          Option No. 1  Deferral Amount deferred for thirty-six months (36 months).

          Option No. 2  Deferral Amount deferred for sixty months (60 months).

          Option No. 3  Deferral Amount deferred for eighty-four months (84 months).

          Option No. 4  Deferral Amount deferred for one hundred twenty months
                         (120 months).

     5.2  Company Matching Contribution.  Depending on the Deferral Period and
          -----------------------------
Deferral Amount selected by the Participant, the Company shall allocate the Company's Matching Contribution to the Participant's Account pursuant to Section
4.2. In addition, the Company may, prior to any calendar year, establish a Matching Contribution for aggregate total Deferral Amount elected by all Participants for such year. For the Plan year ending December 31, 2000, the amount of the Company's Matching Contribution is determined as follows:

                         COMPANY MATCHING CONTRIBUTION
                    AS A PERCENTAGE OF THE DEFERRAL AMOUNT
                    --------------------------------------
               DEFERRAL PERIOD              COMPANY MATCHING
               ---------------              ----------------
                                                     CONTRIBUTION CASH
                                                     -----------------

          Option 1:    36 Months                             41%
          Option 2:    60 Months                             85%
          Option 3:    84 Months                            151%
          Option 4:    120 Months                           305%

     5.3  Forfeiture of Company Matching Contribution.  Anyone who is no longer
          -------------------------------------------
a Representative shall no longer receive any Company Matching Contributions. Anyone who ceases being a Representative of the Company before the expiration of the Deferral Period for any reason other than death, Disability, or attaining the age of 65, shall forfeit all of the Company's Matching Contributions for which any Deferral Period has not expired. Forfeited Company Matching Contributions shall revert to the Company. The Company shall distribute the rest of the terminated Participant's Account, excluding all amounts attributable to the Company's Matching Contributions, during the Distribution Period. A disabled Participant or Participant attaining the age of 65 who ceases being a Representative of the Company shall not forfeit the Company's Matching Contribution unless the Participant becomes a registered representative of a broker/dealer other than H.D. Vest Investment Securities, Inc. or its successor or assign prior to the end of the Participant's Deferral Period.


Section 6.     Distribution of Accounts

     6.1  Payment of  Accounts.  The Participant has no right to demand or
          --------------------
receive any payment or distribution in kind or in Cash of any amount in a Participant's Account until its payment is due during the Distribution Period. All amounts credited to an Account shall be distributed as Cash. Subject to the Plan, the Deferral Amounts and non-forfeited Company Matching Contributions credited to a Participant's Account for each Deferral Period shall be distributed to the Participant as follows:

     Normal Representative Commissions are paid bi-monthly; therefore, the payments of the Deferred Compensation and Matching Contributions will be paid bi-monthly subsequent to the end of the Deferral Period. Consequently, if a Representative elects to defer an amount of his or her bi-monthly compensation for a period of 36 months, he or she will receive payment of that Deferred Amount and matching contribution 37 months from the date of the deferral. Each representative payroll period and Deferral Amount shall be payable independently from one another under the Plan.

     6.2  Payment to Deceased Participant's Estate.  If a Participant dies
          ----------------------------------------
before all of his Account has been distributed to him, the amount remaining shall be distributed at the Administrative Committee's discretion either (i) in payments at the same times, and in the same manner, as were being paid to the Participant before death or (ii) in accelerated payments to any extent that the Administrative Committee determines appropriate. Such distribution shall be made to the beneficiary or beneficiaries determined under
Section 6.3.

     6.3  Designation of Beneficiary.  A Participant may designate a beneficiary
          --------------------------
in a form provided, approved, and accepted by the Administrative Committee. In the absence of such a form, all amounts remaining in a deceased Participant's Account shall be distributed to the deceased Participant's estate.

     6.4  Disabled Participants.  If a Participant becomes disabled before all
          ---------------------
of his Account has been distributed to him, the amount remaining shall be distributed at the Administrative Committee's discretion either (i) in payments at the same times, and in the same manner, as were being paid to the Participant before his disability or (ii) in accelerated payments to any extent that the Administrative Committee determines appropriate.


Section 7.     Miscellaneous

     7.1  Plan Administration.   The members of the Administrative Committee
          -------------------
shall be appointed by the Board and shall function pursuant to rules and procedures approved or ratified by the Board. Any vacancy on the Administrative Committee shall be filled by the Board.

     7.2  Finality of Determinations.  Sole and absolute authority and
          --------------------------
discretion to apply, interpret and implement this Plan, including the determination of any contested issues or claims arising under the Plan, shall be vested in the Administrative Committee. By way of example, the Administrative Committee shall assure that allocations to any Account are based on Net Compensation actually earned by a Representative/Participant and may make any increases or deductions in any Account to correct any erroneous amount of Net Compensation, Deferral Amount or Company Matching Contribution. Any determination by the Administrative Committee shall be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.

     7.3  Amendment, Suspension, or Termination of the Plan.  The Board may
          -------------------------------------------------
amend, suspend or terminate the Plan in whole or in part at any time, provided that such amendment, suspension or termination shall not adversely affect any rights or obligations under the Plan with respect to amounts credited to the Account of any Participant before the amendment, suspension or termination.

     7.4 Limitations on Transfer. Participants shall have no right to any amount credited to their Accounts except as set forth in the Plan. Neither such rights nor any amount credited to any Account may be anticipated, assigned, alienated or transferred, except pursuant to Section 6.3. Any attempt to alienate, sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber or dispose of any such rights or amounts by a Participant, the spouse of a Participant, or any other person shall be void and of no effect. The foregoing limitations on transfer or assignment shall apply with equal force and effect to any person who is designated or becomes a beneficiary pursuant to
Section 6.3.

     7.5  Release.  The Administrative Committee may require as a condition
          -------
precedent before the distribution of any amount from any Account a complete release and final settlement from the Participant and/or the Participant's spouse, any beneficiary or either or any other person of all claims against the Company, the Administrative Committee, the Plan or any other individual or person.

     7.6  Governing Law.  The Plan and all agreements hereunder shall be
          -------------
construed in accordance with and governed by the laws of the State of Texas. Any elections to be made under this Plan shall be accepted and all actions to be taken or payments under the Plan shall occur and be made at the Company's home office located at 6333 North State Highway 161, Fourth Floor, Irving, Texas, 75038, or as such other location specified by the Administrative Committee. Because of its terms and provisions, the Plan is not governed by the Employer Retirement Income Security Act of 1974, as amended.

     7.7  Statement of Account.  A statement will be sent to each Participant as
          --------------------
to his Account at least once each calendar year.

     7.8  Expenses of Administration.  All costs and expenses incurred in the
          --------------------------
operation and administration of this Plan shall be borne by the Company.